FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES                       EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE

(In Thousands)                              For Three Months Ended March 31,

                                                  2003                     2002
                                        ---------------         ----------------
Net Income                                      $9,661                   $9,273
                                        ===============         ================

Computation of average
  shares outstanding

         Shares outstanding at
         beginning of year                      18,818                   19,185

         Shares purchased under stock
         repurchase program                       (158)                     (23)

         Shares issued under stock
         compensation plans (averaged)              11                       23

         Shares issued during the
         year times average time
         outstanding during the year                17                       15
                                        ---------------         ----------------

Average basic shares outstanding                18,688                   19,200
                                        ---------------         ----------------

Dilutive shares                                     61                       99

                                        ---------------         ----------------
Average diluted shares outstanding              18,749                   19,299
                                        ---------------         ----------------

Basic earnings per share                         $0.52                    $0.48
                                        ===============         ================


Diluted earnings per share                       $0.52                    $0.48
                                        ===============         ================

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